Exhibit A




               EB2B COMMERCE SEEKS TO SIMPLIFY CAPITAL STRUCTURE


     NEW YORK   February 28, 2001   eB2B Commerce, Inc. (NASDAQ:EBTB)
announced today that it has commenced an offer to certain investors to convert preferred stock and exercise warrants for the purpose of simplifying its capital structure. Pursuant to the offer, commencing February 28, 2001 and ending March 30, 2001,

(1) holders of the Company's Series B Preferred Stock will be entitled to convert into common stock of eB2B at a rate of $1.75 per share, instead of the current conversion price of approximately $2.07 per share, and

(2) holders of certain common stock purchase warrants of eB2B will be able to exercise their warrants on a cashless basis utilizing an assumed fair market value of $6.20, resulting in the issuance of between .667 and .758 of a share of common stock for each warrant exercised, depending on the warrant exercise price.

     The preferred stock was issued in a private placement completed in December 1999, together with a portion of the warrants subject to this offering. The remaining warrants were originally issued in a separate 1999 private placement or issued as consideration to an investment firm and its designees as compensation for services.

     This offer is subject to a minimum threshold acceptance rate. In the event that all holders of the securities accept the offer, approximately 16 million shares of common stock will be issued with respect to the conversion of Series B Preferred Stock and approximately 8.8 million shares of common stock will be issued upon the exercise of

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warrants. Upon the successful completion of the offer, the Company will have a total of approximately 40.2 million shares of common stock outstanding.

     In addition, by acceptance of the offer, holders of the preferred shares and warrants will be agreeing to the elimination of certain rights with respect to these classes of securities, including the elimination of the rights of preferred shareholders to elect one director of the Company and to prevent the issuance of a new series of preferred stock which would rank senior to or pari passu with the preferred shares.

     The purpose of the substantial elimination of preferred shares and warrants is to enhance the Company's attractiveness to institutional investors.

     The securities offered will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In addition, the securities will continue to be subject to the provisions of the "lock-up" agreements entered into in connection with the 1999 private placement.

ABOUT EB2B COMMERCE
     eB2B Commerce is the leading provider of business-to-business transaction management services that simplify trading partner integration, automation, and collaboration across the order management life cycle. The eB2B Trading Network and Transaction Lifecycle Management solutions provide enterprises large and small with a total solution for improving trading partner relationships that enhance productivity and bottom line profitability.

     CERTAIN STATEMENTS CONTAINED IN THIS NEWS RELEASE WHICH ARE NOT BASED ON HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS, AS THE TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION ACT OF 1995, AND ARE SUBJECT TO UNCERTAINTIES AND RISKS THAT MAY CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER FROM PROJECTIONS. ALTHOUGH EB2B BELIEVES THAT ITS EXPECTATIONS ARE REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF ITS KNOWLEDGE OF ITS BUSINESS OPERATIONS, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM ITS EXPECTATIONS.